UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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TECHPRECISION CORPORATION

(Name of Registrant as Specified in Its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

WYNNEFIELD CAPITAL, INC. PROFIT SHARING PLAN

WYNNEFIELD CAPITAL MANAGEMENT, LLC

WYNNEFIELD CAPITAL, INC.

NELSON OBUS

JOSHUA H. LANDES

ROBERT D. STRAUS

GENERAL VICTOR E. RENUART JR. (RETIRED)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Wynnefield Partners Small Cap Value, L.P. I and its affiliates (“Wynnefield”), and Robert D. Straus (together, with Wynnefield, the “Group”) have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the Group’s director nominees for election to the Board of Directors (the “Board”) of TechPrecision Corporation (the “Company”) at the Company’s upcoming 2024 Annual Meeting of Stockholders scheduled to be held on December 19, 2024.

On December 9, 2024, the Group issued the following press release:

Leading Proxy Advisory Firm ISS Recommends TechPrecision Stockholders Vote FOR Both of Wynnefield Group's Director Nominees

ISS Strongly Validates Wynnefield Group’s Case for Change by Recommending Stockholders Vote For General (Ret.) Gene Renuart and Robert Straus in Order To Provide Urgently Needed Independent Oversight on TechPrecision’s Board

ISS Says “the Need for Board Change Is Self-Evident” and that Nominees General (Ret.) Renuart and Straus are “Well Positioned to Drive the Necessary Changes”

ISS is Highly Critical of the Board’s “Trust Us” Approach in Opaque Roll Out of the Failed Votaw Transaction that Resulted in Significant Dilution to Stockholders

NEW YORK, Dec 9, 2024 /PRNewswire/ -- Wynnefield Partners Small Cap Value, L.P. I and its affiliates ("Wynnefield"), and Robert D. Straus (together, with Wynnefield, the "Wynnefield Group"), who collectively own more shares of TechPrecision Corporation (the "Company" and/or "TechPrecision") (NASDAQ: TPCS) than any other common stockholder, collectively owning approximately 7% of the Company's outstanding stock, announced today that leading independent proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) has recommended that TechPrecision stockholders vote FOR the election of Wynnefield’s nominees, General (Ret.) Gene Renuart and Robert Straus, to the Company’s Board of Directors (the “Board”) at the Annual Meeting of Stockholders (the “Annual Meeting”), scheduled virtually for December 19, 2024.

ISS’s report affirms Wynnefield Group’s case for change at TechPrecision and advises stockholders to vote for BOTH Wynnefield Group nominees, stating:1

•	“As the dissident has made a compelling case for change at the board level, and its nominees seem well positioned to drive the necessary changes, shareholders are recommended to vote FOR dissident nominees Straus and Renuart; WITHHOLD votes are warranted for targeted incumbents McGowan and Crisafulli.”
•	“…the addition of a direct representative of an outside shareholder seems logical. The addition of dissident nominee Straus should help address the company's disclosure issues, while his public board experience and financial acumen should also prove useful in vetting any future transactions.”
•	“Renuart's military background would seem clearly useful to a defense contractor, while his tenure on the board of an acquisitive company such as Griffon would also seem highly relevant.”

ISS recommended stockholders vote WITHHOLD on 4 out of 6 Company nominees:

•	“…we note that as chairman of the board and chairman of the audit committee, respectively, McGowan and Crisafulli arguably bear the most responsibility for the issues that have impacted TPCS in recent years.“

ISS also held incumbent Directors Levy and Schenker accountable by recommending stockholders vote WITHHOLD on their election too.

ISS criticized TechPrecision’s operational and share price underperformance, stating:

•	“TPCS' TSR and operational performance since the covid pandemic had been uninspiring through most of FY 2023, with steadily declining EBITDA, despite revenue growth (mostly inorganic). As a result of the collapse in the share price late last year, the company has meaningfully underperformed its peers and the broader market over all measurement periods used in this analysis. This collapse, spurred by the announcement of a transformative acquisition which the company was eventually forced to abandon due to lack of financing, also highlighted a series of problems that raised lingering frustrations among the shareholder base.”

ISS was also highly critical of the Board’s handling of the failed Votaw transaction and rejected the Board’s misguided criticism of one of its largest stockholders for rightfully calling the Board out, stating:

•	“The board's view does not seem substantiated by the facts.”
•	“Although the company's last major acquisition, that of Stadco in 2021, had generated persistent operating losses and integration concerns, the board chose to pursue Votaw without providing shareholders meaningful information regarding the rationale for such a sizable acquisition or its possible financing implications - much less a vote on the transaction. The notion that the company lacked sufficient faith among its investors to adopt a "trust us" approach to such a major transaction seems lost on the board, which has largely blamed the dissident's public comments for the subsequent decline in its stock price, rather than acknowledging it as a self-inflicted wound.”
•	“The company's lack of transparency regarding the Votaw transaction and the associated financing seem consistent with its overall approach to shareholder communications, as investors have frequently expressed frustration with the lack of disclosure made available by the board.”

Mr. Straus stated, “We are pleased that ISS recognized the strong case for change we have presented. If stockholders elect our nominees, we are ready and prepared to work constructively with management and the elected board to focus on steps to maximize stockholder value.”

Wynnefield encourages stockholders to review its presentation, proxy materials and letter to stockholders, all of which are available at www.RebuildTPCScredibility.com. Stockholders can support real change at TechPrecision by voting on the BLUE universal proxy card or voting instruction form FOR the election of General (Ret.) Gene Renuart and Robert Straus.

Your vote is important, no matter how many shares of Common Stock you own. We urge you to sign, date, and return the BLUE universal proxy card or voting instruction form today to vote FOR the election of the Wynnefield Group Nominees and in accordance with the Wynnefield Group’s recommendations on the other proposals on the agenda for the 2024 Annual Meeting.

If you have any questions, require assistance in voting your BLUE universal proxy card or voting instruction form, or need additional copies of Wynnefield Group’s proxy materials, please contact Saratoga Proxy Consulting at (212) 357-1311, (888) 368-0379 or by email at info@saratogaproxy.com.

1.	Permission to use ISS quotations was neither sought nor obtained

Source: Wynnefield Group